Exhibit 10.16

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN:

DEEPGREEN METALS UAE

(the “Company”)

- and -

ERIKA IIVES

(the “Executive”)

WHEREAS:

1.	The Company is a subsidiary of the TMC The Metals Company (its parent entity) is engaged in the business of the exploration and commercialization of polymetallic nodules across the Pacific Ocean’s Clarion Clipperton Zone;

2.	The Company wishes to engage the Executive in the position of Chief Strategy Officer and the Executive wishes to be employed by the Company in that capacity; and

3.	The Executive and the Company (individually, a “Party” and together, the “Parties”) wish to enter into this Employment Agreement (the “Agreement”) for the purposes of setting forth the terms and conditions of the Executive’s employment with the Company, which Agreement shall supersede any and all prior agreements between the Company and the Executive setting forth the terms and conditions of employment.

4.	While the Executive’s direct employment is with the Company, the Executive’s obligations, position and duites shall be provided to various members of the Company and its affiliated entities (the “Group”). Any reference to the Company shall be deemed to include all members of the Group.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties covenant and agree as follows.

1.	POSITION, TERM AND SCOPE OF EMPLOYMENT

1.1	Position: The Company shall employ the Executive, and the Executive shall serve the Company (subject to the terms of the Secondment, as defined below), in the position of Chief Strategy Officer.

1.2	Reporting and Duties: The Executive shall report to and act in accordance with the directions of the Company’s Chief Executive Officer. Executive will perform those services customary to these offices and such other lawful duties that may be reasonably assigned to her from time to time by the Board, provided those duties are consistent with Executive’s position and authority. Executive will devote her best efforts and substantially all of her business time to the performance of her duties under this Agreement and the advancement of the business and affairs of the Company and will be subject to, and will comply in all material respects with, the policies of the Company applicable to her. Notwithstanding the foregoing and subject at all times to the provisions of applicable local laws, Executive will be entitled to (i) serve as a member of the board of directors of up to two other public companies, subject to the advance approval of the Board, which approval will not be unreasonably withheld, (ii) serve on professional, civic, charitable, educational, religious, public interest, public service or medical advisory boards, and (iii) manage Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere, as determined by the Board in good faith, with the performance of Executive’s duties and responsibilities hereunder.

1.3	Secondment: The Company has agreed to make the Executive available to the Group to provide the Services to the Group when the Executive is physically present in Canada, but at all times, under the direction and control of the Company. The Executive acknowledges that the Base Salary (defined below) is sufficient and fair compensation for the Services provided by the Executive during the secondment and that the secondment will occur on terms and conditions set forth in Schedule B.

1.4	Term: The Executive’s employment with the Company will continue for an indefinite term, subject to Termination of Employment as provided below. All service-based entitlements provided for in this Agreement will be determined based on the Effective Date.

1.5	Standard of Performance: In carrying out Executive’s duties and responsibilities under this Agreement, the Executive will at all times act faithfully, honestly, competently, and in a manner consistent with the best interests of the Company.

1.6	Conflict of Interest: The Executive shall disclose actual or potential business conflicts of interest to the Company. Any uncertainty as to whether such a conflict exists will be raised by the Executive for determination by the Company, acting reasonably and in accordance with its policies. The Executive will act so as to avoid any actual or potential conflict of interest.

1.7	Acknowledgment of Fiduciary Obligations: The Executive acknowledges that Executive is a fiduciary of the Company and agrees to be bound by Executive’s fiduciary obligations during Executive’s employment and following the termination of Executive’s employment for any reason. The Executive’s fiduciary duties shall be supplemental to any other obligations Executive has under this Agreement.

1.8	Travel: The Executive shall be available for such business related travel as may be reasonably required for the purposes of carrying out Executive’s duties and responsibilities under this Agreement.

2.	COMPENSATION

2.1	Salary: The Company shall pay to the Executive a gross annual salary of $395 000 (the “Base Salary”) which shall be paid on a monthly basis less applicable statutory deductions and withholdings and which is comprised of (a) a basic salary of USD $350 000 a housing allowance of USD $25,000 and a transportation allowance of USD $20,000. The Executive’s Base Salary will be reviewed annually by the Board. The Company is under no obligation to increase the Executive’s Salary at the time of any salary review and a salary increase in any one year should not create an expectation of salary increases in subsequent year. Any increase to the Executive’s Salary is at the recommendation of the Board.

2.2	Annual Cash Bonus: For the period of time the Executive is actively working (not including any required notice period prior to the termination of employment) (hereafter, the “Active Work Time”), Executive will be eligible to participate in the Company’s annual cash-based incentive program, and the target amount of the Executive’s annual bonus (the “Annual Cash Bonus”) shall be 50% of the Base Salary. The actual amount of the Annual Cash Bonus, if any, will be subject to the combination of the Executive achieving certain individual performance objectives, and achievement of certain financial results by the Company. The decision to pay the Annual Cash Bonus is within the sole and absolute discretion of the Board. The Company has the unfettered right to amend or discontinue the bonus plan at any time. In order to be eligible for any bonus, Executive must be employed with the Company on the date the bonus is paid. Except as expressly set forth in this Agreement, the Executive acknowledges and agrees that Executive has no right to any bonus payments in respect of any period after Executive receives notice of termination or is entitled to receive pay in lieu of such notice, other than as may be required by applicable law. For absolute clarity, the Executive shall not be entitled to any bonus payments beyond the effective date of termination or during any period of contractual or reasonable notice that does not constitute Active Work Time. The Executive further acknowledges and agrees that Executive will have no right to damages for compensation in lieu of any bonus Executive would have earned during the contractual or reasonable notice period, and the Executive hereby agrees not to pursue any claim for any such damages.

2.3	Incentive Equity: For the period of time you are actively working (not including any required notice period prior to the termination of employment) (hereafter, the “Active Work Time”), you will be eligible to participate in the Company’s Long Term Incentive Plan (“LTIP), subject to the combination of you achieving certain individual performance objectives, and achievement of certain financial results by the Company. In addition, the Company expects to adopt an Employee Stock Purchase Plan (“ESPP”), and if the eligibility criteria are met, you would be eligible to participate in the ESPP.

All unvested RSUs shall cease to vest and shall automatically be forfeited after the date that notice of termination or resignation is given by either party to the other. For clarity, except as required by applicable law, any period of reasonable notice of termination for cause or resignation of the Executive’s employment, be it pursuant to statute or under contract, irrespective of the reason for termination will not be considered as extending the period of employment for the purposes of the vesting of RSUs under the Equity Plan.

2.4	Benefits: Subject to the terms and conditions of the Company’s benefit plans, the Executive will be entitled to participate in the benefit plans generally available to the Company’s employees, as amended from time to time. The Company reserves the right to alter, amend, replace or discontinue the group benefit plans it may make available to its employees at any time, with or without notice. The benefit plans to be provided to the Company’s employees are currently being developed. During the Executive’s engagement, the Executive (including her spouse and dependent children) shall be entitled to medical insurance under the Company’s private group medical insurance plan in effect and as may be amended from time to time.

2.5	Vacation; Holidays. The Executive shall be entitled to 30 working days leave per year of service to be calculated on a pro-rated basis where the Executive commences/leaves employment part way through the annual leave year. Despite that the Company maintains a flexible vacation policy. Executive will manage Executive’s vacation time in accordance with the Company’s policies.

2.6	Superannuation: Superannuation contributions will be made by the Company on behalf of the Executive at 10% of the Base Salary (or greater if required by legislation). Where contributions are required, they will be paid by the Company into an eligible fund nominated by the Executive.

2.7	Sick Leave: The Executive shall be entitled to a leave of absence by reason of sickness, injury or other incapacity, in accordance with local law provided that Executive complies with the Company’s notification requirements. The Executive agrees to consent to medical examinations (at the Company's expense) by a doctor nominated by the Company should the Company so require, including prior to the joining date at the reasonable request of the Company. The Executive agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant medical practitioner.

3.	BUSINESS EXPENSES; EQUIPMENT

3.1	The Executive shall be reimbursed for all reasonable business expenses actually and properly incurred by the Executive in connection with the proper discharge of Executive’s duties under this Agreement, and in accordance with the rules and policies made and revised by the Company from time to time in its sole discretion. In order to claim reimbursement from the Company for any business expense incurred in connection with the proper discharge of Executive’s duties under this Agreement, the Executive will be required to follow the process and provide such documentation as the Company may require in the expense policy. The Company will provide Executive with a laptop and will reimburse the Executive for the costs incurred in connection with any national or international phone calls made on behalf of the Company.

4.	DIRECTORS AND OFFICERS INSURANCE

4.1	The Company will procure and maintain a directors and officers (“D&O”) liability insurance policy. The material terms of the claims-made policy are expected to include an insurance program with $30 million total limits of liability, which is comprised of $20 million in Side ABC coverage and $10 million in Side A Difference In Conditions coverage. The Company expects that the applicable retention for Side B and Side C claims will be in the range of $10 million.

4.2	Executive will be entitled to indemnification with respect to Executive’s services provided hereunder pursuant to applicable law, the terms and conditions of the Company’s certificate of incorporation and/or by-laws, and the Company’s standard indemnification agreement for directors and officers as executed by the Company and Executive, which rights will be commensurate with the indemnification provided to the Company’s other directors and executive officers. Executive will be entitled to coverage under the Company’s D&O insurance policies that it may hold now or in the future to the same extent and in the same manner (i.e., subject to the same terms and conditions) to which the Company’s other directors and executive officers are entitled to coverage under any of the Company’s D&O insurance policies.

5.	COMPANY POLICIES AND PROCEDURES

5.1	As a condition of employment and continued employment by the Company, the Executive is required to accept and comply with all of the Company’s and Company’s policies and procedures in force from time to time, of which the Executive is aware or ought to be reasonably aware.

5.2	The Executive agrees to comply with all lawful reasonable instructions and direction that he may receive from the Board during the course of Executive’s employment with the Company.

5.3	The Company reserves the right to develop and introduce any new policies or procedures that it considers appropriate for the conduct and administration of the employment relationship.

6.	NO FIXED LOCATION

6.1	The Executive shall not be required to perform any of the duties set out herein from any specific location or premises but is permitted to work from a remote location including but not limited to the United Arab Emirates (“UAE”), provided that at all times such duties are exercised faithfully and diligently. If the Company is unable, for any reason, to have or maintain a subsidiary location in the UAE, the Company will reimburse Executive for reasonable tax consulting services incurred by Executive in determining the proper tax treatment of compensation received pursuant to Executive’s employment with the Company. The Company will further reimburse Executive for taxes levied against Executive’s Company compensation as a result of any change in Executive’s tax jurisdiction.

7.	TERMINATION OF EMPLOYMENT

7.1	The Executive’s employment by the Company may be terminated as follows:

a)	Resignation without Good Reason: The Executive may terminate this Agreement and the Executive’s employment with the Company at any time without Good Reason by providing the Company with forty-five (45) days’ prior written notice. The Company may waive all or any part of the notice given by the Executive and direct the Executive not to report for work for any part of the notice period. In these circumstances, the Executive would then be paid all outstanding wages (including accrued but unpaid vacation pay) owing up to and including the effective resignation date (the “Accrued Obligations”). In no event will the Company be required to pay the Executive more than forty-five (45) days’ pay (plus accrued but unused vacation pay) based on the Executive’s Base Salary at the time of resignation and a pro-rata Annual Cash Bonus based Executive’s then-annual Active Work Time up to the effective date of the resignation in accordance with Section 2.2. In the event of Executive’s resignation pursuant to this Section 7.1, all unvested RSUs and any other outstanding equity awards shall be forfeited and shall not be eligible for any further vesting.

7.2	Termination by the Company Without Cause: Other than in the event of a Change of Control, the Company may terminate this Agreement and the Executive’s employment at any time, without Cause, upon the Company (a) providing the Executive with six (6) months’ Base Salary (such actual period the “Severance Period”); (b) a pro-rata portion of the Annual Cash Bonus based on the Active Work Time up to the Termination Date; (c) subject to the approval of the Board of Directors, to extend the expiry up to twelve (12) months from the Termination Date of options that vest based on the achievement of certain Company milestones; (d) if applicable, an end of service gratuity will be paid in accordance with local law and (e) continuing to pay the premiums required to maintain the Executive’s participation in the benefits plans in which Executive then participates for the minimum period required by applicable law and providing any other minimum amounts, if any, to which the Executive may be entitled pursuant to applicable law.

Notwithstanding the foregoing, in the event the Executive is terminated by the Company, without cause, following the resignation, termination or replacement of the current Chief Executive Officer of the Company, the Company shall provide the Executive with: (a) nine (9) months’ Base Salary in lieu of notice plus one (1) month’s pay in lieu of notice for each completed year of service following the Start Date to a total maximum of eighteen (18) months (such actual period the “CEO Change Severance Period”), (b) allowing for the immediate vesting of all unvested RSUs that would have vested during the twelve (12) month period following the Termination Date; (c) subject to the approval of the Board of Directors, to extend the expiry up to twelve (12) months from the Termination date of options that vest based on the achievement of certain Company milestones; (d) pro-rata payment of the Annual Cash Bonus based on the Active Work Time up to the Termination Date and (e) continuing to pay the premiums required to maintain the Executive’s participation in the benefits plans in which she then participates for the minimum period required by law.

The Executive acknowledges that the foregoing amounts are fair and reasonable and shall constitute the Executive’s entire entitlement to notice of termination or pay in lieu of notice and severance pay (if applicable) under any applicable statute, the common law and/or contract. No further notice or payment of any kind whatsoever will be required with the exception of any outstanding wages, vacation pay or any other minimum amounts, if any, to which the Executive may be entitled pursuant to applicable law.

For absolute clarity, in no event will the Executive receive less notice of termination, pay in lieu of notice or a combination of notice and pay in lieu of notice, severance pay, benefit coverage, or vacation pay than Executive’s entitlements under applicable law.

7.3	The payments and benefits provided for in Sections 7.1 or 7.2 are conditioned on Executive or, in the event of Executive’s death, her estate, executing and delivering to the Company a separation agreement that, to the Company’s satisfaction, includes a full release of all claims that Executive, Executive’s heirs and assigns may have against the Company, its affiliates and subsidiaries and each of their respective directors, officers, employees and agents (the “Release”). The Release must become enforceable and irrevocable on or before ninetieth (90th) day following the Termination Date. If the 90-day period spans two tax years, payments under this Section 7 will be made in the second tax year. If Executive (or Executive’s estate) fails to execute without revocation the Release (through no fault of the Company), Executive will be entitled to the Accrued Obligations only and no other benefits under Sections 7.1 or 7.2.

7.4	Termination for Cause: Subject to any amounts that would be owing by virtue of applicable law, the Company may terminate this Agreement and the Executive’s employment without notice of termination, pay in lieu of notice or severance pay (if applicable) at any time for Cause. For the purposes of this Agreement, the term “Cause” includes:

a)	the existence of cause of termination of employment, including but not limited to fraud, dishonesty, illegality, breach of statute or regulation, conflict of interest, gross negligence in the performance of the Executive’s duties, or gross incompetence; and

b)	any material breach of the provisions of this Agreement.

In the event of a termination for Cause, the Executive will only be eligible to receive payment of any salary and vacation pay earned up to and including the date of termination. All other entitlements that the Executive may have as of the date of termination will be automatically extinguished, except for such minimum mandated entitlements, if any, as may be required by applicable law.

7.5	Resignation for Good Reason: The Executive may terminate this Agreement and the Executive’s employment at any time, for Good Reason, in which case the Executive will be entitled to the same amounts as set out in Section 7.2 above, so long as the Executive executes the Release and delivers it to the Company. For the purposes of this Agreement, “Good Reason” shall mean the Executive’s resignation from employment due to the occurrence of any of the following conditions which occurs without the Executive’s written consent:

a)	A material adverse change to the Executive’s authority, duties or responsibilities that, taken as a whole, results in a diminution in the Executive’s authority, duties or responsibilities in effect prior to such change;

b)	Any reduction in the Executive’s then-current Base Salary;

c)	The Company conditions Executive’s continued service with the Company on the Executive moving Executive’s residence;

d)	The failure of the Company to obtain the assumption of this Agreement by any successor to the Company; or

e)	Any material breach or material violation of a material provision of this Agreement by the Company (or any successor to the Company).

7.6	Termination following Change of Control: In the event the Executive’s employment is terminated within twenty-four (24) months following a Change in Control (as defined below) (i) without Cause or (ii) if the Executive resigns for Good Reason, the Executive shall be entitled to:

a)	In lieu of the amounts stipulated in Section 7.2, and contingent on the execution of the Release and a commitment not to compete with the Company for a period of twelve (12) months from the date of termination following a Change of Control, compensation in an amount equal to:

I.	An amount equal to twelve (12) months of the Executive’s annual Base Salary; and

II.	One and half (1.5) times the amount of the Annual Cash Bonus, if any, paid in the immediately preceding fiscal year (or, to the extent applicable, one and a half (1.5) times the amount of the Annual Cash Bonus, if any awarded for the immediately preceding fiscal year that has not already been paid) prior to the effective date of the Change of Control; and

III.	All unvested RSUs and any other outstanding equity awards will vest upon the execution and delivery to the Company of the Release.

7.7	For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events: (i) an acquisition of the Company by another entity, directly or indirectly by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), or (ii) a sale of all or substantially all of the assets of the Company (collectively, a “Merger”), so long as in either case the Company’s stockholders of record immediately prior to such Merger will, immediately after such Merger, hold, directly or indirectly, less than fifty percent (50%) of the voting power of the surviving or acquiring entity, or (iii) the Company’s shareholders approving any plan or proposal for the liquidation or dissolution of the Company, or (vi) the date that a majority of members of the Company’s Board is replaced during any twelve (12) month period by members whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

7.8	Death: The Executive’s employment shall automatically terminate upon Executive’s death. In such circumstances, no severance or other amounts shall be payable save such outstanding amounts that were earned by the Executive prior to the date of Executive’s death. If subject to exercise, all vested equity as of the date of death of the Executive shall be exercisable by the Executive’s successors and permitted assigns as set forth in the relevant equity agreements.

7.9	Resign as Director and Officer: Upon termination of employment for any reason, the Executive shall cease to be and shall immediately resign as an officer or director of the Company, and any other positions Executive holds with any entity affiliated with the Company.

7.10	Continued Application: This provision regarding Termination of Employment shall apply regardless of any changes to the terms and conditions of the Executive’s employment subsequent to the Executive’s signing of this Agreement including, but not limited to, promotions and transfers, unless the Parties expressly agree otherwise in writing.

7.11	Tax: If the total payments to Executive under this Section 7 are reduced in accordance with this Section as a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code at the time of the initial reduction under this Section, it is possible that total payments to Executive which will not have been made by the Company should have been made (“Underpayment”) or that total payments to Executive which were made should not have been made (“Overpayment”). If an Underpayment has occurred, the amount of any such Underpayment will be promptly paid by the Company to or for the benefit of Executive. In the event of an Overpayment, then Executive will promptly repay to the Company the amount of any such Overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by Executive to the date the same is repaid to the Company.

8.	CONFIDENTIALITY, INTELLECTUAL PROPERTY AND POST- EMPLOYMENT RESTRICTIONS

8.1	The Executive agrees to be bound by the terms and conditions of the Confidentiality, Intellectual Property and Post-Employment Restrictions Agreement which is attached to this Agreement as Schedule A and is deemed to be part of this Agreement.

9.	RETURN OF COMPANY PROPERTY

9.1	Upon termination of this Agreement the Executive shall at once deliver or cause to be delivered, to the Company, in addition to those items set forth in Section 2.3 of Schedule A, all computers, effects, electronic devices, smartphones, keys, credit cards, access passes and/or any other property belonging to the Company that is in the Executive’s possession, charge, control or custody.

10.	GENERAL

10.1	Inurement: This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, estate, successors or legal representatives but otherwise is not assignable by the Executive. This Agreement and the Executive’s employment are assignable by the Company.

10.2	Entire Agreement: Except as specifically noted herein, this Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior communications, representations, undertakings and agreements, whether verbal or written, between the Parties with respect to the subject matter hereof. No amendment or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

10.3	Sections and Headings: The division of this Agreement into articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section or subsection refers to the specified section or subsection of this Agreement.

10.4	Severability: If any provision of this Agreement is determined at any time by a court, arbitrator or tribunal of competent jurisdiction to be invalid, illegal or unenforceable, such provision or part thereof shall be severable from this Agreement and the remainder of this Agreement will be construed as if such invalid, illegal or unenforceable provision or part thereof had been deleted herefrom.

10.5	Survival: Notwithstanding the termination of this Agreement for any reason, all sections of this Agreement which by Executive’s terms are to be performed following the termination hereof shall survive such termination and be continuing obligations.

10.6	Compliance with Legislation: Should any term of this Agreement fail to comply with a mandatory minimum standard or requirement imposed by applicable legislation, then the minimum standard or requirement shall apply in place of the offending term of this Agreement, and shall constitute the rights and obligations of the Parties in that respect.

10.7	Waiver: Waiver by the Company of any breach or violation of any section of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation.

10.8	Copy of Agreement: The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Company.

10.9	Modification: Any modification to the Agreement must be in writing and signed by both the Executive and the Company, failing which it shall have no effect and shall be void.

10.10	Governing Law: The Agreement shall be governed by the laws of the Emirate of Dubai, and the Dubai courts shall have exclusive jurisdiction over disputes arising out of and/or relating to the engagement.

10.11	Notices: Any notice required or permitted to be given hereunder shall be sent by certified/registered mail or via email, to the following addresses:

To the Company:	TMC the metals company Inc.
595 Howe Street
Vancouver, BC
Canada V6C 2T5
Attention: Chief Executive Officer
Email: ***@metals.co

10.12	To the Executive:	The Executive’s address in the Company’s records

10.13	Effective Date: This Agreement shall take effect as of May 9, 2022.

10.14	Independent Legal Advice: The Executive acknowledges that Executive has read and understood this Agreement, and confirms that Executive has had the opportunity to obtain legal advice about this Agreement and prior to entering into this Agreement.

10.15	Confidential: The Executive agrees to keep the terms and conditions of this offer confidential and will not disclose or discuss any of such terms and conditions with anyone other than Executive’s own professional advisors.

10.16	Counterparts: This Agreement may be executed in counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

10.17	Miscellaneous: The validity of this Agreement is further subject to sponsorship of the Executive being obtained in accordance with the rules and procedures of the UAE authorities from time to time in force, and the engagement continuing to be permitted by the appropriate authorities in the UAE and upon the Executive continuing to hold a valid residence visa and employee work permit and all other requisite permissions and approvals from the appropriate authorities as may be necessary. On termination of the Agreement for whatsoever reason, the Executive will co-operate with the Company to cancel her work permit, residence visa and any other official documents procured for her by the Company for purposes of her engagement.

[Signature Page Follows]

The Parties hereto have duly executed and delivered this Agreement this 11th day of November, 2022.

/s/ Erika IIves
Erika IIves

TMC the metals company Inc.

Per:	/s/ Craig Shesky
Name: Craig Shesky
Title: Director

SCHEDULE A

CONFIDENTIALITY, INTELLECTUAL PROPERTY AND POST-EMPLOYMENT RESTRICTIONS

1.	DEFINITIONS

In this Agreement, the following words and phrases shall have the following meanings unless the context otherwise requires:

1.1	“Business Opportunities” means potential business ventures of all kinds, including acquisitions, sales, business arrangements and other transactions and opportunities for new markets, products and services which have been disclosed to, investigated, studied or considered by the Company or by others on behalf of the Company;

1.2	“Competitive Business” means any person or entity that is involved or engaged in the creation, development, production or distribution of products or services in competitive to those created, developed, produced or distributed by the Company or contemplated by the Company during the term of the Executive’s employment with the Company.

1.3	“Confidential Information” means information known or used by the Company in connection with its business including but not limited to any formula, design, prototype, compilation of information, data, program, code, method, technique or process, information relating to any product, device, equipment or machine, Customer Information, Financial Information, Marketing Information, Intellectual Property, Business Opportunities, or Research and Development, but does not include any of the foregoing which was known to the Executive prior to Executive’s employment by the Company or which is or becomes a matter of Public Knowledge;

1.4	“Customer Information” means information pertaining to the Company’s customers, customer base and markets, including customer names and addresses and the names and addresses of consultants of customers with whom the Company is in contact in its business, customer requirements and the Company’s contracts with its customers, including details as to pricing and supply;

1.5	“Financial Information” means information pertaining to the Company’s costs, sales, income, profit, profitability, pricing, salaries and wages;

1.6	“Intellectual Property” means any and all inventions, copyrighted works, software in any expressed form, computer programs, screen layouts, industrial design, graphical user interfaces, systems, applications, source code, object code, algorithms, specifications, designs, developments, concepts, ideas, know- how, show how, trade secrets, works, creations, developments, trademarks, services marks, indicia, logos, domain names, business names, drawings, sketches, compilations of information, analyses, experiments, data, formula, methods, processes, techniques, moulds, jigs, dies, prototypes, products, samples, compounds, compositions of matter, apparatus, equipment, tools, machines, and any modifications or improvements to the foregoing, whether or not any of the foregoing is patentable or registrable under patent, copyright, trademark industrial design or similar laws anywhere in the world, the right to apply for and to obtain copyright, trademark or industrial design registrations, issued patents, design patents, and any other registrations or encompassing, protecting or otherwise covering any of the foregoing, and the benefit in and to any such applications therefor, including the right to priority, and any copyright, trademark or industrial design registrations, issued patents, design patents or other registrations or right issued therefrom;

1.7	“Marketing Information” means information including but not limited to the Company’s marketing programs, plans, strategies and proposed future products, services, advertising and promotions;

1.8	“Public Knowledge” means information that is generally known in the trade or business in which the Company is engaged, or is otherwise easily accessible through lawful, non-confidential sources; and

1.9	“Research and Development” means information pertaining to any research, development, investigation, study, analysis, experiment or test carried on or proposed to be carried on by the Company.

1.10	“Restricted Period” means the period beginning on the Executive’s last date of employment and continuing for six (6) months.

2.	ACKNOWLEDGEMENTS REGARDING CONFIDENTIAL INFORMATION

2.1	Acknowledgements of Executive: During the course of Executive’s employment with the Company the Executive will be exposed to and will have an opportunity to learn or otherwise become aware of Confidential Information; the Confidential Information is a valuable asset which is the property of the Company exclusively, the unauthorized use or disclosure of which would cause very serious harm to the economic interests of the Company; and it is important in the interests of the Company that the Confidential Information remain the exclusive confidential property of the Company and that it not be used or disclosed except in accordance with the knowledge and consent of the Company and in the Company’s best interests.

2.2	Confidential Information to be Kept in Confidence: The Executive agrees that at all times during the period of the Executive’s employment and at all times following termination of the Executive’s employment for any reason whatsoever:

a)	the Executive shall hold in confidence and keep confidential all Confidential Information;

b)	the Executive shall not directly or indirectly use any Confidential Information except in the course of performing duties as an Executive of the Company with the knowledge and consent of the Company in the Company’s interests; and

c)	the Executive shall not directly or indirectly disclose any Confidential Information to any person or entity, except in the course of performing duties as an Executive of the Company with the knowledge and consent of the Company in the Company’s interests.

Nothing in this Agreement shall prevent the Executive, following termination of Executive’s employment with the Company, from making use of or disclosing:

a)	any Confidential Information which is or becomes a matter of Public Knowledge;

b)	any Confidential Information of which the Executive had specific knowledge prior to Executive’s employment with the Company, except to the extent that such Confidential Information has become the property of the Company under Section 3; or

c)	any Confidential Information of which the Executive obtains specific knowledge following the termination of Executive’s employment with the Company from a third party, unless the third party obtained such Confidential Information directly or indirectly from an individual in violation of any duty of confidence owed to the Company;

provided that the Executive is able to prove the existence of the circumstances referred to in subparagraphs (a), (b) or (c).

2.3	Return of Materials Upon Termination: Upon termination of the Executive’s employment with the Company for any reason whatsoever, or at any other time upon the Company’s request, the Executive shall promptly deliver to the Company all documents, manuals, lists, data, records, computer programs, codes, materials, prototypes, products, samples, analyses, reports, equipment, tools and devices relating or pertaining to the Company’s business or containing or pertaining to any Confidential Information, including any copies or reproductions of the same, which are in the possession, charge, control or custody of the Executive.

3.	INTELLECTUAL PROPERTY

3.1	Ownership of Intellectual Property: The Executive hereby acknowledges and agrees that the Company is the owner of all Intellectual Property made, developed, invented, authored, conceived of, reduced to practice, or otherwise created by the Executive, whether in whole or in part, alone or with others, whether at the Company’s place of business or otherwise, and during the course of, as a result of, or related to the duties or activities of the Executive’s employment with the Company (the “Developments”). Any and all Developments shall be and remain the exclusive property of the Company and the Executive shall have no right, title or interest therein, including moral rights, and the Company shall have the sole and exclusive right, title and interest, in and to the Developments, which right shall continue notwithstanding the termination of the Executive’s employment for any reason whatsoever.

3.2	Assignment of Rights: The Executive hereby assigns and waives, and shall assign and waive, to or on behalf of the Company, and the Company’s successors, assigns, or other legal representatives, any and all right, title and interest, including any moral rights, that the Executive may have in and to the Developments. The Executive further agrees to maintain at all times adequate and current records relating to the creation and development of the Developments, which records shall be and shall remain the property of the Company and the Executive shall promptly disclose in writing all of the foregoing to the Company.

3.3	Intellectual Property Protection: The Company shall have the sole and exclusive right to apply for, prosecute, obtain and maintain any patents, design patents, copyrights, industrial designs, domain name registrations, or trademark registrations and any other applications, registrations or grants of rights analogous thereto in any and all countries throughout the world in respect of any Developments and the Executive shall, whether during or subsequent to the Executive’s employment, assist the Company, at the Company's expense, with recording or securing the Company's right, title and interest in and to the Developments, including agreeing to execute any applications, transfers, assignments, waivers, powers of attorney or other documents as the Company may consider necessary or desirable, or to take any action deemed necessary or desirable by the Company, for prosecuting, issuing, enforcing, obtaining, maintaining or vesting in or assigning any of the foregoing with or to the Company in any and all countries of the world.

4.	POST-EMPLOYMENT RESTRICTIONS

4.1	Non-Solicitation of Customers: Given the nature of the Executive’s role and the relationships Executive will develop with the Company’s customers, the Executive recognizes and agrees that it would be both unfair and unreasonable for the Executive to engage these customers, for competitive purposes, immediately upon the cessation of Executive’s employment with the Company. As a result, the Executive agrees that Executive will not, during the term of Executive’s employment and during the Restricted Period, regardless of the basis upon which the Executive’s employment terminates, directly or indirectly, call upon, solicit or otherwise interfere with the Company’s relationship with any customer or prospective customer that Executive had direct contact with or made a sale to, on behalf of the Company (“Customer”), at any point during the 12 month period preceding the date on which this Agreement is terminated, unless such solicited business is wholly unrelated to the business then being carried on by the Company.

4.2	No-Interference with Customer Relationships: The Executive further agrees that Executive will not, during the term of Executive’s employment and during the Restricted Period, regardless of the basis upon which the Executive’s employment terminates, directly or indirectly encourage, influence or try to influence any Customer of the Company to cease doing business with the Company. Additionally, the Executive will not intentionally act in any manner that is detrimental to the relations between the Company and its Customers, employees, suppliers, or other parties with whom the Company has contractual relations.

4.3	Non-Solicitation of Company Executives: The Executive further agrees that Executive’s will not, during the term of Executive’s employment and during the Restricted Period, regardless of the basis upon which the Executive’s employment terminates, directly or indirectly influence or try to influence any employee of or consultant to the Company to resign her or Executive’s employment or engagement with the Company.

4.4	Non-Competition: The Executive agrees that during Executive’s employment and during the Restricted Period, the Executive will not, without the prior written consent of the Company, either individually or in partnership or jointly or in conjunction with any person as principal, agent, consultant employee, investor, shareholder (other than an investment of less than five per cent of the shares of a company traded on a registered stock exchange), adviser or in any other manner whatsoever, be employed by or be engaged in or be concerned with or interested in or advise or provide any consulting services to any Competitive Business, in the CCZ. In the event that Executive’s separation from the Company is the result of or occurs in connection with a Change in Control, the Restricted Period will be twelve (12) months. In the event that Executive’s separation from the Company is not pursuant to a Change in Control, the Restricted Period will be six (6) months.

The Executive acknowledges that:

a)	the business of the Company is carried on throughout Canada and the United States and that the Company is interested in and solicits or canvasses opportunities across Canada and the United States;

b)	the reputation of the Company in its industry and its relationships with customers are the result of hard work, diligence and perseverance on behalf of the Company over an extended period of time; and

c)	the nature of the business is such that the ongoing relationship between the Company and its customers is material and has a significant effect on the ability of the Company to continue to obtain business from its customers with respect to both long term and new projects.

4.5	The Executive acknowledges that the post-employment restrictions set out in this Section 4 are fair, reasonable and necessary to protect the legitimate interests of the Company. In the event that the Executive breaches any of the restrictions in this Agreement, the Parties agree that he shall be liable to pay the Company a sum equivalent to her monthly remuneration for each month or part of a month that he is in breach of this Agreement as compensation for the damages that will be incurred by the Company as a result of the breach. The Company reserves the right to claim further compensation in the event that the damages incurred are greater than the compensation provided by the Executive under this clause.

5.	SURVIVAL AND ENFORCEABILITY

5.1	The Executive recognizes and acknowledges that this Schedule shall survive the cessation of Executive’s employment, for any reason whatsoever, and will be enforceable by the Company in a court of competent jurisdiction notwithstanding the existence of any claim or cause of action the Executive may assert against the Company, whether predicated upon this Agreement or otherwise.

SCHEDULE B

SECONDMENT AGREEMENT

THIS SECONDMENT AGREEMENT (this “Agreement”) is made on the 9th day of May, 2022.

BETWEEN:

DeepGreen Metals ULC, a company incorporated in the Emirate of Dubai (“Company”)

AND:

TMC The Metals Company, a company incorporated in Canada (“Parent Company”)

WHEREAS:

Company has agreed to make certain of its employees available to Parent Company to provide employment services under the direction and control of Parent Company when they are physically present in Canada, and Parent Company has agreed to retain the services of such individuals and compensate Company on the terms and conditions set forth herein.

NOW THEREFORE IN CONSIDERATION of the terms and mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Definition and Interpretation

1.	In this Agreement the following terms shall have the meanings set out below:

“Confidential Information”	as defined under 9.2

“Affiliate”	means, with respect to any party, any individual, partnership, corporation, limited liability company, trust or other entity directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such party.

“Secondees”	means those individuals whose names are specified in Schedule 1 and who are employed by Company when physically not in Canada and are seconded to Parent Company when physically present in Canada pursuant to this Agreement.

“Assignment”	means the secondment of a Secondee from Company to Parent Company to perform the Services pursuant to this Agreement.

“Executive Employment Agreement”	means, with respect to each Secondee, the contract of employment or letter of understanding, if any, between the Secondee and Company as in effect from time to time.

“Services”	means the services specified in Schedule 1 physically performed in Canada which Parent Company shall cause the Secondees to provide in accordance with the terms of this Agreement and such other services from the Secondees as Parent Company shall from time to time reasonably request.

“Term”	as defined under 2.1

2.	The Term and Services

2.1.	Subject to the receipt by each Secondee of a valid work permit or other appropriate entry clearance to enable such Secondee to provide Services to Parent Company and subject to the continuation of an employment relationship between Company and Secondee, Company will second the Secondees identified on Schedule 1 to Parent Company for the period(s) specified in Schedule 1 subject to earlier termination in accordance with Section 7 (the “Term”). Schedule 1 may be modified from time to time only by mutual written agreement between Company and Parent Company.

2.2.	During the Term, each Secondee will perform the Services as directed by Parent Company when such Secondee is physically present in Canada.

3.	Obligations of Parent Company

3.1.	In consideration of Company making available the Secondees and the provision of the Services by the Secondees for Parent Company, Parent Company will reimburse the costs to Company of each Secondee’s compensation, benefits and reimbursed business expenses as agreed to from time to time between Company and Parent Company. It is intended that the reimbursed costs will only be those attributable to Services that are performed in Canada.

3.2.	Without prejudice to Sections 3.1 above, Parent Company shall be responsible for providing the local benefits and fulfilling such other obligations specified in each Secondee’s Executive Employment Agreement that, in each case, Parent Company has specifically agreed to provide or assume. Company shall provide to Parent Company a copy of each Secondee’s Executive Employment Agreement upon request.

3.3.	Parent Company shall be responsible for all out-of-pocket expenses reasonably incurred by the Secondees during the Term in connection with the Services; provided that such expenses incurred by the Secondees are approved and signed off by their supervisor or manager at Parent Company and are consistent with Parent Company’s policy then in effect.

3.4.	Parent Company shall maintain all appropriate insurance coverage in respect of any liability to or on behalf of the Secondees including workers’ compensation coverage and third party liability insurance that covers bodily injury, death and damage to property.

3.5.	With respect to Parent Company’s jurisdiction, Parent Company shall make all necessary withholdings and remittances and shall complete all appropriate tax returns or other filings required pursuant to the Assignment in respect of each Secondee in Parent Company’s jurisdiction, unless Company and Parent Company agree that Company shall perform any such obligations.

3.6.	Parent Company shall use its reasonable endeavours to ensure that during the Term the Secondees shall be kept safe, and Parent Company shall use its reasonable endeavours to assist the Secondees should any problems or local legal difficulties arise.

4.	Obligations of Company

4.1.	Company shall continue to perform all its obligations under the Executive Employment Agreement except for any such obligation that Parent Company has specifically agreed to assume in accordance with Section 3 above. Unless otherwise agreed between Company and Parent Company, each Secondee shall remain on Company’s payroll during the Term and shall continue to be eligible to participate in Company’s employee benefit plans to the extent provided under the terms of such plans and such Secondee’s Executive Employment Agreement. During the Term, Company will, with respect to each Secondee, withhold and remit in a timely manner all payroll and employment taxes required by statute, law, rule or regulation to be so withheld and paid by an employer on behalf of such Secondee, unless Company and Parent Company agree that Parent Company shall perform any such obligations.

4.2.	Company shall cooperate with Parent Company and use its reasonable endeavours to assist with the procurement of valid work permits or the appropriate entry clearance for the Secondees to perform the Services.

5.	Status of Secondees

Company shall not provide any instructions to or exercise any control over any Secondee or otherwise supervise any Secondee and is not responsible for the actions of the Secondees during the Term while such Secondees are physically in Canada. During the Term, the Secondees are and shall remain employed by Company. Notwithstanding their status as employees of Company, the Secondees will be subject to the full direction, control and supervision of Parent Company while providing Services in Canada to Parent Company, and Company will not exercise any direction, control or supervision over the Secondees of any day-to-day duties for Parent Company performed under this Agreement. Company agrees, and shall take any necessary steps to ensure, that, during the Term, the Secondees will not have any authority to negotiate on behalf of Company or to otherwise bind Company to any contract with any third party or to conduct any business in the name of or on behalf of Company.

6.	Indemnity

6.1.	Parent Company shall indemnify and keep Company indemnified against any and all claims, losses, damages, liabilities, costs and expenses of whatever nature incurred or suffered by Company arising out of or related to (i) breach of any agreement made by Parent Company hereunder with respect to the Secondees, or (ii) employment claims of the Secondees or Parent Company employees that arise during the Term based on conditions at Parent Company over which Parent Company has sole control or any actions of Parent Company or Parent Company employees acting under Parent Company’s authority, direction or control with respect to the Secondees.

6.2.	Company shall indemnify and keep Parent Company indemnified against any and all claims, losses, damages, liabilities, costs and expenses of whatever nature incurred or suffered by Parent Company arising out of or related to (i) breach of any agreement made by Company hereunder with respect to the Secondees, or (ii) employment, payroll or other claims of Secondees based on any action or omission on the part of Company or any employee of Company including the Secondees, except where the Secondee was under Parent Company’s authority, direction or control.

6.3.	Each party will give the other prompt written notice of all claims subject to any of the foregoing indemnities, and cooperate in the investigation and defense of the claim. If the indemnitor assumes defense of the claim, the indemnitor shall control the defense and settlement of the claim, but the indemnitee may participate and employ its own counsel at its own expense. An indemnitor (i) has no obligation to pay any settlement reached without its prior written consent and (ii) may not settle an indemnified claim without the indemnitee’s prior written consent. Consents may not be unreasonably withheld or delayed, but consent to any settlement affecting a party’s intellectual property may be given or withheld in the affected party’s sole but reasonable discretion.

7.	Termination

7.1.	The Term applicable to any Secondee may be terminated prior to the expiration of the Term specified on Schedule 1 by notice in writing given by either party to the other in accordance with the following:

a)	immediately on termination of the Secondee’s employment with Company;

b)	immediately by Parent Company in the event the Secondee has continuously failed to substantially perform the duties outlined in Section 2.2 above or has engaged in wilful misconduct that materially injures Parent Company; provided that Parent Company shall provide Secondee with written notice specifying the event or events providing the basis for such termination;

c)	immediately by Parent Company in the event the Secondee ceases to work for Parent Company for any reason other than for absence for annual leave or periods of sickness/disability;

d)	upon sixty (60) days’ prior written notice by Company that it no longer wishes to second the Secondee to Parent Company for any reason;

e)	upon thirty (30) days’ prior written notice by either party in the event of a breach of this Agreement by the other party provided that the breaching party has failed to cure the breach to the reasonable satisfaction of the other party within the thirty (30) day notice period; or

f)	immediately upon mutual agreement between the parties.

7.2.	If the Term applicable to any Secondee is terminated early pursuant to Section 7.1, the Secondee shall return to employment with Company as applicable, and Company shall use its reasonable efforts to find a mutually satisfactory replacement for such Secondee and, subject to the agreement of Parent Company, shall second such replacement to complete the remainder of such Secondee’s Term.

7.3.	This Agreement may be terminated at any time upon mutual agreement between the parties provided that Term applicable to all Secondees has previously or concurrently expired or terminated in accordance with Section 7.1.

8.	Entire Agreement; Amendment

This Agreement (including the schedules attached hereto) together with the Secondee’s employment agreement (including the schedules attached thereto) contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The schedules constitute a part hereof as though set forth in full above. This Agreement (including the schedules) may not be modified, amended, supplemented, cancelled or discharged, and no waiver hereunder may be granted, except by written instrument executed by the parties hereto. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or in equity, that they may have against each other.

9.	Confidential Information

9.1.	Without prejudice to any other rights or obligations of the parties, Company and Parent Company agree that any Confidential Information belonging to one party hereto (which, for the avoidance of doubt, shall include any Affiliate of that party) which shall be imparted to the other or to the Secondees shall remain confidential and the acquiring party shall not use or disclose such Confidential Information without the other party’s prior written consent.

9.2.	For the purposes of this Section 9, “Confidential Information” shall mean trade secrets and confidential and proprietary information, which may include (but is not limited to) business methods, operating procedures and know-how, secret formulae and recipes, operational manuals, policy and procedural manuals, economic, advertising, marketing, technical and financial information, training programmes, films, methods and manuals, product specifications, employment and building specifications, site analyses and information concerning the suppliers of products and their terms of engagement.

Company undertakes that it has required or will require the Secondees to enter into a covenant requiring the Secondees to keep confidential all Confidential Information belonging to Parent Company and to use such information only in the course of performing the Assignment, provided, however, that nothing in such covenant shall prohibit the Secondee from, without notice to the Company or Parent Company, communicating with government agencies, providing information to government agencies, participating in government agency investigations, filing a complaint with government agencies, or testifying in government agency proceedings concerning any possible legal violations or from receiving any monetary award for information provided to a government agency.

10.	Return of Documents

The parties agree that all documents, plans, records, computer programs, notes, drawings, models and other materials (whether or not secret or confidential) that it or any Secondee receives, prepares, or otherwise acquires during the term of this Agreement, and which pertain to the business or affairs of the other party, are the property of the other party. Each party will deliver to the other party all copies of such materials in its possession or under its control whenever the other party requests. In the event of the termination of this Agreement for whatever reason, each party shall produce to the other party for its inspection all such materials then in its possession or under its control.

11.	Equitable Relief

In the event of a breach by either party of any of the provisions of Sections 9 or 10, the other party may, in addition to any other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction in the Province of British Columbia for specific performance and injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.

12.	Relationship of Parties

Company and Parent Company are independent entities, and nothing in this Agreement shall be construed: (1) to give either party the right or power to direct or control the daily activities of the other party; (2) to constitute the parties as principal and agent, employer and employee, partners, joint venturers, co-owners or otherwise as participants in a joint undertaking; or (3) to allow either party (a) to create or assume any obligation on behalf of the other party for any purpose whatsoever or (b) to represent to any person, firm or entity that such party has any right or power to enter into any binding obligation on the other party's behalf.

13.	No Third-Party Beneficiaries

This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Specifically, the parties hereto do not intend for any of the Secondees to be a third-party beneficiary of this Agreement and the Secondees shall not have any rights to enforce the terms of this Agreement against the parties hereto.

14.	Binding Effect; Assignment

The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors, assigns, heirs, devisees, legatees and beneficiaries, as applicable. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. The rights and obligations of this Agreement may not be assigned by either party without prior written consent of the other party.

15.	Notices

Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be sufficient if it is made in writing and sent by fax with a copy by air mail post, postage pre-paid to the other party at the address set forth below in this Section 15. The notice shall be deemed received in the ordinary course of transmission.

If to Company:

DeepGreen Metals ULC
Email: ***@metals.co

If to Parent Company:

TMC The Metals Company
Attention: Christelle Gedeon
Email: ***@metals.co

16.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. A telecopy or facsimile signature of any party shall be considered to have the same binding legal effect as an original signature.

17.	Interpretation

When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

18.	Survival of Rights

Notwithstanding anything to the contrary herein, all claims, rights and causes of actions related to any transaction, status, event, condition, act or omission that occurs or arises prior to the termination of this Agreement shall survive the termination of this Agreement, and the termination of this Agreement shall not affect any subsequent enforcement of any such claim, right, or cause of action.

19.	No Waiver

The failure of either party to insist in any one or more instances upon performance of any term, covenant or condition of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition, but the obligations of either party with respect to such term, covenant or condition shall continue in full force and effect.

20.	Applicable Law, Jurisdiction and Severability

20.1.	This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein without regard to any principles of conflicts of law that would result in the application of the laws of any other jurisdiction. Each of the parties hereby irrevocably (i) submits to the exclusive jurisdiction of the courts of the Province of British Columbia regarding any claim or matter arising under this Agreement and (ii) waives the right and hereby agrees not to assert by way of motion, as a defense or otherwise, in any action, suit or other legal proceeding brought in any such court, any claim that any such party is not subject to the jurisdiction of such court, that such action, suit or proceeding is brought in an inconvenient forum, or that the venue of such action, suit or proceeding is improper.

20.2.	Each party shall at all times and at its own expense (i) strictly comply with all applicable laws, rules, regulations and governmental orders, now or hereafter in effect, relating to its performance of this Agreement, (ii) pay all fees and other charges required by such laws, rules, regulations and orders, and (iii) maintain in full force and effect all licenses, permits, authorizations, registrations and qualifications from all applicable governmental departments and agencies to the extent necessary to perform its obligations hereunder.

20.3.	In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held to be invalid by an arbitrator or court with jurisdiction over the parties hereto, such provision shall be deemed to be restated to reflect as nearly as possible the original intention of the parties in accordance with applicable law. The remainder of this Agreement shall remain in full force and effect.

21.	Force Majeure

Neither party shall be deemed to be in default of or to have breached any provision of this Agreement as a result of any delay, failure in performance or interruption of service, resulting directly or indirectly from acts of God, acts of civil or military authorities, civil disturbances, wars, strikes or other labor disputes, fires, transportation contingencies, laws, regulations, acts or orders of any government agency or official thereof, other catastrophes or any other similar circumstances beyond such party’s reasonable control.

22.	Independent Legal Advice

The parties acknowledge that they were given an opportunity to obtain independent legal advice before executing this Agreement and each party confirms that they have read this Agreement carefully and agree to the terms set out herein.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by a duly authorised representative on the day and year first above written.

DeepGreen Metals ULC

By:	/s/ Craig Shesky
Name: Craig Shesky
Title: Director

TMC The Metals Company

By	/s/ Gerard Barron
Name: Gerard Barron
Title: Chief Executive Officer

SCHEDULE 1

(updated day/month/year)

	NAME OF SECONDEE	DESCRIPTION OF SERVICES TO BE PROVIDED	TERM OF SECONDMENT (day/month/year to day/month/year)
1
2
3
4
5
6
7
8
9
10
11
12

[Insert Name of Parent Company]	[Insert Name of Company]

By:	By:
Name:	Name:
Title	Title
Date	Date: